EXHIBIT 99

CENDANT'S BOARD OF DIRECTORS DECLARES REGULAR QUARTERLY CASH DIVIDEND OF $0.09 PER COMMON SHARE

New York, 04-26-2005 -- Cendant Corporation (NYSE: CD) today announced that its board of directors declared its regular quarterly cash dividend of $0.09 per common share, payable June 14, 2005 to stockholders of record on May 23, 2005.

About Cendant Corporation
Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 80,000 employees, New York City-based Cendant provides these services to business and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at http://www.cendant.com.

Media Contact:

Elliot Bloom
(212) 413-1832

Investor Contact:
Sam Levenson
(212) 413-1834

Henry A. Diamond
(212) 413-1920